Press

Release

Contact:Mark E. Patten, Sr. Vice President and CFO

mpatten@ctlc.com

Phone:(386) 944-5643

Facsimile:(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS FIRST QUARTER 2016 EARNINGS OF $0.25 PER SHARE

DAYTONA BEACH, FLORIDA, April 26, 2016. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) (the “Company”) today announced its operating results and earnings for the quarter ended March 31, 2016.

OPERATING RESULTS

Operating results for the quarter ended March 31, 2016 (compared to the same quarterly period in 2015):

•

Net income was $0.25 per share, an increase of $0.19 per share or 317%; mainly due to approximately $5.8 million in gain recognized on a percentage-of-completion basis for the land sales that closed during the fourth quarter of 2015 and increased revenues from the income property portfolio;

•	Operating income was approximately $6.4 million, an increase of approximately $4.9 million, or 328%;
•	Revenue from Income Property Operations totaled approximately $6.4 million, an increase of 51%;
•

Revenue from Real Estate Operations totaled approximately $9.6 million, an increase of 1,012%, including revenue from percentage-of-completion accounting for sales that closed in the fourth quarter of 2015 and two sales that closed in the first quarter of 2016;

•	Revenue from Commercial Loan Investments totaled approximately $881,000, an increase of 40%; and
•	Operating income from Golf Operations declined approximately $88,000 or 60%.

OTHER HIGHLIGHTS

Other highlights for the quarter ended March 31, 2016, include the following:

•	Repurchased 28,862 shares of the Company’s stock for approximately $1.34 million at an average purchase price of $46.41 per share;
•	Book value increased by $0.78 per share to approximately $23.59 per share as of March 31, 2016, an increase of approximately 3.4% versus December 31, 2015; and
•

As of March 31, 2016: (i) Total cash was approximately $22.5 million including approximately $15.2 million of restricted cash; (ii) Total debt (including the convertible note at face value) to total enterprise value (total debt plus equity market capitalization), net of total cash, was approximately 35%; and (iii) available borrowing capacity on our credit facility totaled approximately $33.0 million, subject to borrowing base requirements.

Income Property Portfolio Update

Property Acquisitions and Leasing Activities

On February 18, 2016, the Company, through a 1031 exchange, acquired a 4,685 square-foot building situated on approximately 0.37 acres in Dallas, TX which was 100% occupied and leased to two tenants, anchored by 7-Eleven, Inc. The purchase price was approximately $2.5 million, and as of the acquisition date, the weighted average remaining term of the leases was approximately 8.3 years.

On March 23, 2016 the Company entered into a lease amendment with Lowe’s Home Centers in Lexington, North Carolina extending its lease-term for approximately nine years with a 20% rent reduction. Presently, this property is under contract to be sold for approximately $9.1 million.

Potential Property Dispositions

On March 28, 2016 the Company entered into a purchase and sale agreement for the sale of a portfolio of 14 single-tenant income properties (the “Portfolio Sale”). The portfolio includes nine properties leased to Bank of America,  located primarily in Orange County and also in Los Angeles County, California; two properties leased to Walgreens, located in Boulder, Colorado and Palm Bay, Florida; a property leased to a subsidiary of CVS located in Tallahassee, Florida; a ground lease for a property leased to Chase Bank located in Chicago, Illinois; and a ground lease for a property leased to Buffalo Wild Wings in Phoenix, Arizona.  The sales price for the Portfolio Sale is approximately $51.6 million. The Portfolio Sale contemplates that the sales price includes the buyer’s assumption of the existing $23.1 million mortgage loan secured by the aforementioned properties. The Portfolio Sale, if completed, would result in an estimated gain of approximately $11.4 million, or approximately $1.22 per share, after tax. The Portfolio Sale is anticipated to close in the second or third quarter of 2016.  The closing of the Portfolio Sale is subject to customary closing conditions. The portfolio of 14 properties with a basis of approximately $38.7 million was classified as held for sale as of March 31, 2016.

Portfolio Summary

At March 31, 2016, the Company owned thirty-two single-tenant income properties in ten states, with an average remaining lease term of approximately 9.3 years. In addition, the Company owned nine multi-tenant income properties located in Florida, of which five were self-developed, with an average remaining lease term of approximately 5.5 years.

Subsequent Transactions

On April 5, 2016, the Company sold its income property leased to American Signature Furniture located in Daytona Beach, Florida, which had 3.8 years remaining on the lease, for a sales price of approximately $5.2 million, reflecting an exit cap rate at the high end of our guidance. The Company’s estimated gain on the sale is approximately $197,000, or $0.02 per share after tax. This property was classified as held for sale as of March 31, 2016.

On April 5, 2016, the Company entered into a 15-year lease with a national fitness center for the anchor space at The Grove at Winter Park located in Winter Park, Florida. The lease is for approximately 40,000 square feet, or 36%, of the approximately 112,000 square foot multi-tenant retail center. The Company has committed to fund customary tenant improvements for the fitness center, which could open as early as the fourth quarter of 2016.

On April 6, 2016, the Company sold its income property leased to an affiliate of CVS, located in Sebring, Florida, which was sub-leased to Advanced Auto Parts and had approximately 3.1 years remaining on the lease, for a sales price of approximately $2.4 million, reflecting an exit cap rate above the high end of our guidance. The Company’s estimated loss on the sale is approximately $210,000, or $0.02 per share after tax. This property was classified as held for sale as of March 31, 2016 net of the estimated loss of approximately $210,000 which was charged to earnings during the three months ended March 31, 2016.

On April 22, 2016, the Company sold a 15,360 square foot self-developed, flex office building property leased to Teledyne ODI (“Teledyne”), located in the Williamson Business Park in Daytona Beach, Florida, which had approximately 9.3 years remaining on the lease, for a sales price of approximately $3.0 million, or $195 per square foot, reflecting an exit cap rate at the low end of our guidance. The Company’s estimated gain on the sale is approximately $822,000, or $0.09 per share after tax. This property was classified as held for sale as of March 31, 2016.

The Company intends to use the proceeds from the aforementioned dispositions, excluding the Portfolio Sale, as part of the Section 1031 like-kind exchange for the single tenant office property in Raleigh, North Carolina that was acquired in the fourth quarter of 2015 and is leased to Wells Fargo Bank, N.A. The Company intends to use the proceeds from the Portfolio Sale as part of Section 1031 like-kind exchange transaction whereby the replacement property or properties would be acquired prior to the closing of the Portfolio Sale and/or subsequent to the closing.

Loan Investment Update

Portfolio Summary

As of March 31, 2016, the Company owned four performing commercial loan investments which have an aggregate outstanding principal balance of approximately $38.5 million. These loans are secured by real estate, or the borrower’s equity interest in real estate, located in Dallas, Texas, Sarasota, Florida, Atlanta, Georgia, and San Juan, Puerto Rico and have an average remaining maturity of approximately 1.5 years and a weighted average interest rate of 9.0%.

Land Update

Land Sales

During the three months ended March 31, 2016, a total of approximately 7.46 acres of land was sold for approximately $2.2 million as described below:

•

On February 12, 2016, the Company sold approximately 3.06 acres of land located in Daytona Beach, Florida at a sales price of $190,000, or approximately $62,000 per acre, for a gain of approximately $145,000.

•

On March 30, 2016, the Company sold approximately 4.40 acres of land located within the Tomoka Town Center in Daytona Beach, Florida at a sales price of approximately $2.0 million (the “Outparcel Sale”), or approximately $455,000 per acre, for a gain of approximately $1.25 million recognized at closing, with the remaining estimated gain of approximately $683,000 to be recognized as related infrastructure work is completed.

During the quarter ended March 31, 2016, the Company recognized the following gains based on percentage-of-completion accounting for the land sales contracts closed in the fourth quarter of 2015 and in the first quarter of 2016 in the area referred to as the Tomoka Town Center (the “Town Center”) related to the progress in completing the infrastructure improvements, which are expected to be completed in or around October 2016:

Purchaser	Gain Recognized in Q1 2016 (in $000’s) (1)	Remaining Deferred Revenue to be Recognized in 2016 (2)
Tanger Outlet	$2,792	$3,224
Sam’s Club	$1,463	$1,443
NADG – First Parcel	$1,555	$1,792
NADG – Outparcel Sale	$1,252	$693
Total	$7,062	$7,152

(1)

The gain consists of revenue from a portion of the sales price that was previously deferred and revenue from expected reimbursement of infrastructure costs, less the allocated cost basis of the infrastructure costs, as the infrastructure work is completed.

(2)

The total revenue remaining to be recognized for the above land transactions includes the approximately $7.2 million of deferred revenue plus an estimated approximately $1.5 million of revenue related to the reimbursement of the infrastructure costs to be incurred through completion of the work, less the estimated remaining cost basis of approximately $1.8 million.

The Outparcel Sale represents the second of multiple transactions contemplated under a single purchase and sale agreement with NADG (the “NADG Agreement”).  The NADG Agreement provides NADG with the ability to acquire portions of the remaining acreage under contract within the Town Center (the “Remaining Option Parcels”) in multiple, separate, transactions through 2018 (the “Option Period”). The Remaining Option Parcels represent a total of approximately 82 acres and total potential proceeds to the Company of approximately $20.2 million, or approximately $248,000 per acre. Pursuant to the NADG Agreement, NADG can close on any or all of the Remaining Option Parcels at any time during the Option Period. The NADG Agreement also establishes a price escalation percentage that would be applied to any of the Remaining Option Parcels that are acquired after January 2017, and an additional, higher, price escalation percentage that would be applied to any Remaining Option Parcels acquired in 2018.

Land Pipeline

On April 13, 2016, the Company entered into a purchase and sale agreement for the sale of approximately 600 acres of land west of Interstate 95 (the “Land Sale”) for a sales price of approximately $9 million to ICI Communities.  The land, which is adjacent to the Bayberry residential development and Champion Elementary School, was acquired by the Company in 2014 through the foreclosure of a lien and has a basis of approximately $3.6 million. The purchase and sale agreement contemplates a closing of the Land Sale by December 2016. The buyer is expected to develop an approximately 870 lot residential community.

On April 22, 2016, the Company entered into a purchase and sale agreement for the sale of approximately 21 acres of land east of I-95, located at the southeast corner of LPGA Boulevard & Williamson Boulevard. The purchase and sale agreement contemplates a closing of this transaction in the first quarter of 2017.

As of April 26, 2016, the Company has seven executed purchase and sale agreements with six different buyers, which in the aggregate represent the sale of more than 2,300 acres, or approximately 22% of our land holdings, with anticipated sales proceeds of approximately $68 million, or approximately $28,000 per acre. Each of the transactions are in varying stages of due diligence by the various buyers including, in some instances, having made submissions to the planning and development departments of the City of Daytona Beach and other permitting activities with other applicable governmental authorities. In addition to other customary closing conditions, the majority of these transactions are conditioned upon the receipt of approvals or permits from those various governmental authorities, as well as other matters that are beyond our control. If such approvals are not obtained, the prospective buyers may have the ability to terminate their respective agreements prior to closing. As a result, there can be no assurances regarding the likelihood or timing of any one of these potential land transactions being completed or the final terms thereof, including the sales price.

One of the seven executed purchase and sale agreements is with an affiliate of Minto Communities for Minto’s planned development of a 3,400 unit master-planned age-restricted residential community on an approximate 1,600 acre parcel west of Interstate 95. While Minto has received zoning and entitlements for this parcel, the Company still expects this transaction is more likely to close in the second half of 2016 based on the anticipated timing required to obtain the necessary permitting from the applicable federal agencies overseeing the wetlands mitigation issues.

Subsurface Interests Update

In November 2015, the Company hired Lantana Advisors, a subsidiary of SunTrust, to evaluate the possible sale of its approximately 500,000 acres of subsurface interests, all located in the State of Florida.

On April 13, 2016, the Company entered into a purchase and sale agreement with Land Venture Partners, LLC for the sale of its 500,000 acres of subsurface interests, including the royalty interests in two operating oil wells in Lee County, Florida and its interests in the oil exploration lease with Kerogen Florida Energy Company LP, for a sales price of approximately $24 million (the “Subsurface Sale”). The purchase and sale agreement contemplates a closing of the Subsurface Sale prior to year-end 2016. The Subsurface Sale, if completed, would result in an estimated gain of approximately $22.6 million, or approximately $2.40 per share, after tax. The Company intends to use the proceeds from this sale as part of a Section 1031 like-kind exchange. The closing of the Subsurface Sale is subject to customary closing conditions. There can be no assurances regarding the likelihood or timing of the Subsurface Sale being completed or the final terms thereof, including the sales price.

Investment Securities Update

During the three months ended March 31, 2016, the Company completed the disposition of its remaining position in investment securities, including common stock and debt securities, of a publicly-traded real estate company with a total basis of approximately $6.8 million resulting in net proceeds of approximately $6.3 million, or a realized loss of approximately $576,000.

Financing Update

On April 15, 2016 the Company closed a $25 million non-recourse first mortgage loan with Wells Fargo Bank, N.A., secured by the Company’s income property leased to Wells Fargo Bank, N.A. located in Raleigh, North Carolina (the “Mortgage Loan”). The Mortgage Loan has a 5-year term with two years interest only and interest and a 25-year amortization for the balance of the term. The Mortgage Loan carries an effective fixed interest rate of 3.17% per annum, after the Company entered into an interest rate swap. The Mortgage Loan can be prepaid at any time subject to the termination of the interest rate swap. The Company intends to use the proceeds from this financing to pay down its Credit Facility.

Financial Results

Revenue

Total revenue for the quarter ended March 31, 2016 increased 151% to approximately $18.4 million, as compared to approximately $7.3 million during the same period in 2015. This increase was primarily the result of an increase of approximately $8.7 million from our real estate operations as we closed two land sale transactions during the quarter ended March 31, 2016 which generated approximately $1.6 million in revenue. In addition, revenue totaling approximately $7.5 million was recognized during the quarter ended March 31, 2016 for the sales within the Town Center which closed during the fourth quarter of 2015, for which revenue is being recognized on the percentage-of-completion method as related infrastructure costs are incurred. We closed no land sale transactions during the quarter ended March 31, 2015. The remaining increase in total revenue is primarily due to an increase of approximately $2.2 million, or 51%, in revenue generated by our income properties, reflecting our increased portfolio of properties. Revenue from our income properties during the quarter ended March 31, 2016 included approximately $1.5 million of incremental rent revenue due to the addition of the 245 Riverside Avenue property, acquired in July 2015, and the Wells Fargo property, acquired in November 2015. Revenue from our income properties during the quarter ended March 31, 2016 also includes approximately $607,000 in revenue from the accretion of the below-market lease intangible, which is primarily attributable to the Wells Fargo property.

Net Income

Net income for the quarter ended March 31, 2016 was approximately $1.4 million, compared to approximately $353,000 in the same period in 2015. Net income per share for the quarter ended March 31, 2016 was $0.25 per share, as compared to $0.06 per share during the same period in 2015, an increase of $0.19 per share, or 317%. Our results in the first quarter of 2016 benefited from gains on the aforementioned land transactions and percent-complete revenue on land transactions closed in the fourth quarter of 2015 totaling approximately $7.1 million. Our first quarter 2016 results also benefited from an increase of approximately $2.2 million in revenue from our income property portfolio. These benefits were offset by increases in direct costs of revenues of approximately $2.2 million, or 82%, general and administrative expenses of approximately $3.3 million, or 226%, depreciation and amortization of approximately $912,000, or 79%, and interest expense of approximately $1.0 million, or 96%. Included in the net increase in direct cost of revenues of approximately $2.2 million was an increase of approximately $1.7 million of direct costs of real estate operations primarily due to the aforementioned land transactions and percent-complete revenue on land transactions closed in the fourth quarter of 2015 and approximately $536,000 of increased direct costs of revenues for our income properties, which was primarily comprised of approximately $532,000 in increased operating expenses related to our recent investments including the 245 Riverside Avenue property and the Wells Fargo property. In addition, our net income was impacted by increased depreciation and amortization expense of approximately $912,000, or 79%, reflecting our increased income property portfolio, increased general and administrative expenses of approximately $3.3 million, or 226%, primarily due to an increase in stock compensation expense of approximately $2.0 million, of which approximately $1.6 million is related to the acceleration of stock compensation expense in connection with the cancellation of certain grants, and increased legal costs of approximately $1.1 million, primarily related to certain shareholder matters. In addition, the approximate $1.0 million increase in interest expense primarily resulted from our $75.0 million convertible notes which closed in March 2015. Of the total increase in interest expense, approximately $248,000 was non-cash relating to the amortization of the discount on the convertible notes.

Exploration of Strategic Alternatives

On February 9, 2016, the Company announced that a special committee of independent directors (the “Special Committee”), formed by the Company’s Board of Directors (the “Board”) for the purpose of exploring strategic alternatives to further enhance shareholder value, had engaged Deutsche Bank Securities Inc. (“Deutsche Bank”) as independent advisor to the Company.

The Special Committee is continuing its active pursuit of this initiative and is proceeding in a diligent and orderly manner, however, no definitive timetable for completion of this process has been set. There can be no assurance that this review process will result in a sale transaction or other strategic alternative of any kind, or, if such sale transaction or strategic alternative occurs, the timing in which any such transaction would take place. The Company does not intend to disclose developments or provide updates on the progress or status of this process unless and until it deems further disclosure to be appropriate or required.

CEO and CFO Comments on Operating Results

Mark E. Patten, senior vice president and chief financial officer, stated, “We are pleased with the growth in earnings and operating income in the first quarter compared to the same period last year, despite the impact of $1.6 million of accelerated non-cash stock compensation expense related to surrendered shares and over $1.0 million of legal and other costs incurred to address certain shareholder allegations.” Mr. Patten continued, “As anticipated, our earnings benefited from the recognition of revenue under the percentage-of-completion accounting for the land sales closed in the fourth quarter of 2015, which reflects the substantial progress we’ve made in completing the infrastructure work at the Tomoka Town Center.”  Mr. Patten continued, “Our asset recycling program provides us with the ability to reduce our debt as nearly $24 million in restricted cash becomes available in May from the completion of the 1031 exchange for the Wells Fargo building that we acquired late last year.”

John P. Albright, president and chief executive officer, stated, “We are experiencing a higher level of land activity primarily related to the overall economic strength in the local economy and the anticipation surrounding the delivery of the 350,000 square foot Tanger Outlets outlet mall slated for November 2016.” Mr. Albright noted, “We are encouraged that Minto Communities has attained local zoning and entitlements on its 1,600-acre age-restricted residential community designed for approximately 3,400 residential units, and over 200,000 square feet of commercial space.”  Mr. Albright continued, “We’re also pleased that we have entered into a land sale contract of approximately 600 acres of the Bayberry Phase II land for $9 million with a subsidiary of ICI Communities.  This land, which we acquired through foreclosure in 2014, is expected to be developed into approximately 870 residential homes.”

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income investments in diversified markets in the United States including more than 1.6 million square feet of income properties, as well as approximately 10,500 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentation, which has been updated for the results for the year ended December 31, 2015, available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include uncertainties associated with the closing of pending transactions, the completion of 1031 transactions, the possible strategic alternatives that might be identified during the Company’s review of strategic alternatives, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as filed with the Securities and Exchange Commission.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2016	December 31, 2015
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$ 222,050,371	$ 268,970,875
Golf Buildings, Improvements, and Equipment	3,432,681	3,432,681
Other Furnishings and Equipment	1,060,007	1,044,139
Construction in Progress	300,537	50,610
Total Property, Plant, and Equipment	226,843,596	273,498,305
Less, Accumulated Depreciation and Amortization	(13,810,409)	(16,242,277)
Property, Plant, and Equipment—Net	213,033,187	257,256,028
Land and Development Costs ($11,329,574 Related to Consolidated VIE as of March 31, 2016 and December 31, 2015)	55,839,895	53,406,020
Intangible Lease Assets—Net	17,227,910	20,087,151
Assets Held for Sale	47,657,971	-
Impact Fee and Mitigation Credits	4,445,209	4,554,227
Commercial Loan Investments	38,343,673	38,331,956
Cash and Cash Equivalents	7,371,196	4,060,677
Restricted Cash	15,156,505	14,060,523
Investment Securities	-	5,703,767
Refundable Income Taxes	660,491	858,471
Other Assets	8,518,819	6,034,824
Total Assets	$ 408,254,856	$ 404,353,644
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$ 4,383,188	$ 1,934,417
Accrued and Other Liabilities	7,160,789	8,867,919
Deferred Revenue	9,051,509	14,724,610
Intangible Lease Liabilities - Net	31,476,665	31,979,559
Accrued Stock-Based Compensation	75,662	135,554
Deferred Income Taxes—Net	42,233,843	39,526,406
Long-Term Debt	170,798,799	166,796,853
Total Liabilities	265,180,455	263,965,318
Commitments and Contingencies
Shareholders’ Equity:
Consolidated-Tomoka Land Co. Shareholders' Equity:
Common Stock – 25,000,000 shares authorized; $1 par value, 6,017,673 shares issued and 5,828,938 shares outstanding at March 31, 2016; 6,068,310 shares issued and 5,908,437 shares outstanding at December 31, 2015	5,910,536	5,901,510
Treasury Stock – 188,735 shares at March 31, 2016; 159,873 shares at December 31, 2015	(9,206,024)	(7,866,410)
Additional Paid-In Capital	18,926,384	16,991,257
Retained Earnings	121,868,720	120,444,002
Accumulated Other Comprehensive Income (Loss)	-	(688,971)
Total Consolidated-Tomoka Land Co. Shareholders' Equity	137,499,616	134,781,388
Noncontrolling Interest in Consolidated VIE	5,574,785	5,606,938
Total Shareholders’ Equity	143,074,401	140,388,326
Total Liabilities and Shareholders’ Equity	$ 408,254,856	$ 404,353,644

CONSOLIDATED-TOMOKA LAND CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2016	2015
Revenues
Income Properties	$ 6,429,241	$ 4,260,675
Interest Income from Commercial Loan Investments	881,245	631,484
Real Estate Operations	9,560,898	859,801
Golf Operations	1,464,359	1,537,426
Agriculture and Other Income	18,692	18,939
Total Revenues	18,354,435	7,308,325
Direct Cost of Revenues
Income Properties	(1,176,707)	(640,846)
Real Estate Operations	(2,257,041)	(598,723)
Golf Operations	(1,404,588)	(1,389,612)
Agriculture and Other Income	(48,051)	(55,151)
Total Direct Cost of Revenues	(4,886,387)	(2,684,332)
General and Administrative Expenses	(4,797,457)	(1,469,766)
Impairment Charges	(209,908)	(510,041)
Depreciation and Amortization	(2,067,367)	(1,155,739)
Gain on Disposition of Assets	—	5,440
Total Operating Expenses	(11,961,119)	(5,814,438)
Operating Income	6,393,316	1,493,887
Investment Income (Loss)	(566,384)	150,459
Interest Expense	(2,091,766)	(1,066,502)
Income from Continuing Operations Before Income Tax Expense	3,735,166	577,844
Income Tax Expense	(2,342,601)	(224,488)
Income from Continuing Operations	1,392,565	353,356
Income from Discontinued Operations (Net of Tax)	—	—
Net Income	1,392,565	353,356
Less: Net Loss Attributable to Noncontrolling Interest in Consolidated VIE	32,153	—
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 1,424,718	$ 353,356

Per Share Information:
Basic
Net Income from Continuing Operations Attributable to Consolidated-Tomoka Land Co.	$ 0.25	$ 0.06
Net Income from Discontinued Operations Attributable to Consolidated-Tomoka Land Co. (Net of Tax)	-	-
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 0.25	$ 0.06

Diluted
Net Income from Continuing Operations Attributable to Consolidated-Tomoka Land Co.	$ 0.25	$ 0.06
Net Income from Discontinued Operations Attributable to Consolidated-Tomoka Land Co. (Net of Tax)	-	-
Net Income Attributable to Consolidated-Tomoka Land Co.	$ 0.25	$ 0.06

Dividends Declared and Paid	$ -	$ -